Exhibit 99.1

SenesTech Reports First Quarter 2025 Financial Results
40% Revenue Growth in EvolveTM, Record Gross Profit Margins of 65%, and
Continued Progress Toward Profitability

SURPRISE, Ariz., May 8, 2025. SenesTech, Inc. (NASDAQ: SNES), the leader in fertility control for managing animal pest populations and the only manufacturer of EPA-registered rodent birth control products today announced its financial results for the first quarter ended March 31, 2024.

Q1 2025 Highlights

•Revenues increased 17% to $485,000 from $415,000 in Q1 2024.

•Evolve product sales grew 40% year-over-year, now representing 79% of total revenue.

•Gross profit margin expanded to 64.5%, a record for the Company, compared to 32.5% in Q1 2024.

•Net loss for Q1 2025 was $1.7 million, compared to $1.8 million in Q1 2024.

•Adjusted EBITDA loss improved to $1.5 million, compared to $1.7 million in the prior year quarter.

•Annualized cost reductions of $2 million expected to begin impacting results in Q2 2025.

Operational and Strategic Highlights

Product Expansion: The higher-margin Evolve™ Rat and Evolve™ Mouse products, launched in 2024, are now SenesTech’s largest revenue drivers. These products are uniquely designed for proactive rodent fertility control and continue to gain traction among pest management professionals and consumers.
E-commerce Growth: E-commerce revenue more than doubled year-over-year, with a 107% increase driven by enhanced platform functionality and digital marketing across Amazon, Walmart, Tractor Supply, DIYpestcontrol.com, and SenesTech.com.
Municipal Deployment: SenesTech expanded Evolve deployments across major U.S. municipalities. In Chicago’s Wicker Park and Bucktown districts, early adoption has been positive. New York City began a rat contraception pilot in April 2025 following City Council approval last fall. Additional municipal deployments are underway or planned in Boston, San Francisco, Baltimore, Los Angeles County, and Waukesha, Wisconsin.
International Growth: SenesTech has signed distribution agreements in eleven countries and territories. Product shipments have already commenced in The Netherlands, Hong Kong, the UAE, and the Maldives. Regulatory approvals are pending in Australia and New Zealand, where additional launches are planned for later in 2025.
Media Coverage and Awareness: SenesTech’s unique approach to pest control has garnered national media coverage:
◦CBS News profiled the company’s work in Chicago.
◦The Guardian reported on the New York City pilot program.
◦Pest Management Professional and Talk Markets highlighted the growing adoption of Evolve in key urban markets.

CEO Commentary

“We achieved record margins and continued growth of our flagship Evolve product line,” said Joel Fruendt, CEO of SenesTech. “Our success in municipal markets, direct-to-consumer channels, and international expansion underscores the growing demand for effective, sustainable, humane, and non-lethal rodent control. We have proven that the addition of fertility control to an integrated pest management program significantly improves efficacy. With these drivers and our cost optimization initiatives, we are accelerating toward profitability.”

“By lowering our breakeven revenue threshold from $12 million to approximately $7 million, we are significantly closer to positive cash flow,” Fruendt added.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date: Thursday, May 8, 2025

Time: 5:00 p.m. ET

Dial-in: (844) 308-3351 or (412) 317-5407.

Webcast: https://app.webinar.net/apd0NxXNkvw.

Replay: Available for 7 days at (877) 344-7529 (Access code: 9826123).

Webcast Replay: Available for 90 days on the Company’s website.

About SenesTech

We are committed to improving the health of the world by humanely managing animal pest populations through our expertise in fertility control. We invented ContraPest, the only U.S. EPA-registered contraceptive for male and female rats, as well as Evolve and Evolve Mouse, EPA-designated minimum risk contraceptives for rodents, reflecting our mission to provide products that are proactive, safe and sustainable. ContraPest and Evolve fit seamlessly into all integrated pest management programs, significantly improving the overall goal of effective pest management. We strive for clean cities, efficient businesses and happy households – with a product designed to be humane, effective and sustainable.

For more information visit https://senestech.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our belief that Evolve Rat and Evolve Mouse continue to gain traction among pest management professionals and consumers; our expectation for additional municipal deployments that are underway or planned; our expectation that additional launches in Australia and New Zealand are planned for later in 2025; our belief that we are accelerating toward profitability; our belief that by lowering our breakeven revenue threshold, we are significantly closer to positive cash flow; our mission to provide products that are proactive, safe and sustainable; and our belief that ContraPest and Evolve fit seamlessly into all integrated pest management programs, significantly improving the overall goal of effective pest management.

Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; our ability to maintain compliance with Nasdaq’s continued listing requirements; regulatory approval and regulation of our products; and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, (602) 889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., (928) 779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,655	$1,307
Accounts receivable, net	498	335
Prepaid expenses and other current assets	258	377
Inventory, net	753	794
Total current assets	3,164	2,813
Property and equipment, net	404	407
Other noncurrent assets	58	58
Total assets	$3,626	$3,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$164	$215
Accrued expenses	310	278
Current portion of notes payable	57	56
Deferred revenue	12	12
Total current liabilities	543	561
Notes payable, less current portion	191	206
Total liabilities	734	767
Stockholders’ equity:
Common stock	2	1
Additional paid-in capital	140,652	138,607
Accumulated deficit	(137,762)	(136,097)
Total stockholders’ equity	2,892	2,511
Total liabilities and stockholders’ equity	$3,626	$3,278

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues, net	$485	$415
Cost of sales	172	280
Gross profit	313	135
Operating expenses:
Research and development	418	370
Selling, general and administrative	1,558	1,608
Total operating expenses	1,976	1,978
Loss from operations	(1,663)	(1,843)
Other income (expense), net	(2)	11
Net loss	$(1,665)	$(1,832)
Weighted average shares outstanding — basic and diluted	1,299,971	514,453
Loss per share — basic and diluted	$(1.28)	$(3.56)

SENESTECH, INC.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net loss (as reported, GAAP)	$(1,665)	$(1,832)
Non-GAAP adjustments:
Interest (income) expense, net	2	(11)
Stock-based compensation expense	91	85
Severance costs	27	—
Depreciation expense	39	37
Total non-GAAP adjustments	159	111
Adjusted EBITDA loss (non-GAAP)	$(1,506)	$(1,721)
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